Exhibit 99.02

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Unaudited Interim Condensed Consolidated Financial Statements

Six months periods ended June 30, 2012 and 2011

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Table of Contents

Page(s)

Unaudited Condensed Consolidated Balance Sheets	3

Unaudited Condensed Consolidated Statements of Income	4

Unaudited Condensed Consolidated Statements of Stockholders’ Equity and Comprehensive Income	5

Unaudited Condensed Consolidated Statements of Cash Flows	6

Notes to Unaudited Condensed Consolidated Financial Statements	7 – 26

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

June 30, 2012 and December 31, 2011

(In thousands, except share data)

	June 30,	December 31,
	2012	2011
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,254	$6,182
Accounts receivable, net of allowances of $192	18,657	15,977
Inventories	8,979	8,796
Deferred tax assets	2,943	2,943
Prepaid expenses and other current assets	1,532	2,179
Total current assets	38,365	36,077
Property and equipment, net	9,488	9,033
Intangible assets, net	8,957	9,657
Other noncurrent assets	187	199
Total assets	$56,997	$54,966
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,619	$6,484
Accrued liabilities	12,951	10,705
Capital leases	669	960
Income taxes payable	257	199
Total current liabilities	23,496	18,348
Long-term line of credit	2,500	7,500
Capital leases, net of current portion	640	825
Income taxes payable	—	1,859
Long-term deferred tax liabilities	2,059	2,059
Other long-term liabilities	2,607	793
Total liabilities	31,302	31,384
Commitments and contingencies (note 12)
Redeemable convertible preferred stock:
Series A convertible preferred stock — $0.001 par value, 25,000,000 shares, authorized; 19,500,000 shares, issued and outstanding at June 30, 2012 and December 31, 2011	20	20
Total redeemable convertible preferred stock	20	20
Stockholders’ equity:
Common stock — $0.001 par value, 60,000,000 shares, authorized; 1,171,689 and 1,160,968 shares, issued and outstanding at June 30, 2012 and December 31, 2011, respectively	1	1
Additional paid-in capital	23,270	22,880
Retained earnings/(accumulated deficit)	1,358	(238)
Total equity attributable to Astria Semiconductor Holdings, Inc.	24,629	22,643
Noncontrolling interest	1,046	919
Total stockholders’ equity	25,675	23,562
Total liabilities, redeemable convertible stock, and stockholders’ equity	$56,997	$54,966

See accompanying notes to condensed consolidated financial statements.

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Income

June 30, 2012 and December 31, 2011

(In thousands, except share data)

	Six months ended
	June 30,	June 30,
	2012	2011
	(Unaudited)	(Unaudited)
Net sales	$52,037	$38,478
Cost of goods sold	32,104	22,674
Gross profit	19,933	15,804
Operating expenses:
Sales and marketing	3,924	3,323
Research and development	6,193	5,724
General and administrative	5,220	2,804
Total operating expenses	15,337	11,851
Income from operations	4,596	3,953
Interest expense	1,299	910
Other income (expense), net	(5)	3
Income before taxes	3,292	3,046
Provision for income taxes	1,569	919
Net income	1,723	2,127
Net income attributable to noncontrolling interest	127	110
Net income attributable to Astria Semiconductor Holdings, Inc.	$1,596	$2,017

See accompanying notes to condensed consolidated financial statements.

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Stockholders’ Equity and Comprehensive Income

June 30, 2012 and December 31, 2011

(In thousands, except share data)

					Equity
				Retained	attributable
			Additional	earnings/	to Astria		Total
	Common Stock		paid-in	(accumulated	Semiconductor	Noncontrolling	stockholders’
	Shares	Amount	capital	deficit)	Holdings, Inc.	interest	equity
Balance, December 31, 2010	1,116,416	$1	$21,771	$(6,069)	15,703	$752	$16,455
Net income and comprehensive income	—	—	—	5,831	5,831	167	5,998
Share-based compensation	7,000	—	1,096	—	1,096	—	1,096
Shares issued in connection with exercise of stock options	37,552	—	13	—	13	—	13
Balance, December 31, 2011	1,160,968	1	22,880	(238)	22,643	919	23,562
Net income and comprehensive income	—	—	—	1,596	1,596	127	1,723
Share-based compensation	—	—	387	—	387	—	387
Shares issued in connection with exercise of stock options	10,721	—	3	—	3	—	3
Balance, June 30, 2012	1,171,689	$1	$23,270	$1,358	24,629	$1,046	$25,675

See accompanying notes to condensed consolidated financial statements.

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

June 30, 2012 and 2011

(In thousands)

	Six months ended
	June 30,	June 30,
	2012	2011
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$1,723	$2,127
Adjustments to reconcile net income to net cash provided in operating activities:
Depreciation and amortization	2,449	2,544
Stock-based compensation	387	583
Changes in operating assets and liabilities:
Accounts receivable	(2,680)	(2,749)
Inventories	(183)	(776)
Prepaid expenses and other current assets	647	(29)
Other noncurrent assets	12	(20)
Accounts payable	3,135	408
Other current liabilities	2,246	382
Other noncurrent liabilities	1,814	1,957
Income taxes payable	(1,801)	(1,242)
Net cash provided by operating activity	7,749	3,185
Cash flows from investing activities:
Purchase of property and equipment	(2,204)	(1,988)
Net cash used in investing activity	(2,204)	(1,988)
Cash flows from financing activities:
Proceeds from bank borrowing	—	2,096
Principal payments on bank borrowing	(5,000)	(1,144)
Principal repayments under capital lease obligations	(476)	(531)
Proceeds from exercise of stock options	3	4
Net cash (used in) provided by financing activities	(5,473)	425
Net increase in cash and cash equivalents	72	1,622
Cash and cash equivalents at beginning of period	6,182	3,472
Cash and cash equivalents at end of period	$6,254	$5,094
Supplemental cash flow disclosure:
Cash paid during the period for interest	$87	160
Cash paid during the period for taxes	38	—
During the interim periods ended June 30, 2011 and 2012, the Company leased equipment under capital leases totaling $1,305, and $120, respectively

See accompanying notes to condensed consolidated financial statements.

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2012 and 2011

(Dollars in thousands, except share and per share data)

(1)       Summary of Significant Accounting Policies

(a)       Description of Business

Astria Semiconductor Holdings, Inc. (the Company) a Delaware Corporation, designs, develops, manufactures, sells, and services high performance advanced wafer probe cards and analytical test equipment used in the semiconductor industry through its wholly owned subsidiaries, Microprobe Inc. (MPI) and The Micromanipulator Co. Inc. (TMMC). The Company’s products are custom designed for unique design and specification requested by its customers. The Company is headquartered in San Jose, California, and has facilities in the United States, China, Korea, Singapore, and Taiwan.

(b)       Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of Astria Semiconductor Holdings, Inc. and its majority-owned subsidiaries (collectively, the Company). All significant intercompany balances and transactions have been eliminated in consolidation. The Company has no involvement with variable interest entities.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim periods. In the opinion of management of the Company, these unaudited condensed consolidated financial statements reflect all adjustments, consisting of all normal recurring adjustments, necessary for a fair presentation of the Company’s financial position for the periods disclosed.

(c)        Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of property and equipment, and intangible assets; allowances for doubtful accounts; the valuation of intangible assets, inventory, investments, deferred tax assets, and share-based compensation; and income tax uncertainties and other contingencies.

(d)       Foreign Currency Translation

The U.S. dollar is the functional currency for the Company and its subsidiaries. Foreign currency monetary balance sheet accounts are remeasured into U.S. dollar at end-of-period exchange rates. Nonmonetary balance sheet accounts, such as property and equipment, and equity, are remeasured at historical exchange rates. Revenue and expenses are remeasured at average exchange rates in effect during each period, except for those expenses related to the previously noted balance sheet amounts, which are remeasured at historical exchange rates. Gains or losses from foreign currency translation

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2012 and 2011

(Dollars in thousands, except share and per share data)

are included in other income (expense), net in the condensed consolidated statements of income, and to date have not been material.

(e)        Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

(f)        Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on accounts receivable are included in net cash provided by operating activities in the condensed consolidated statements of cash flows. We evaluate the collectibility of accounts receivable based on a combination of factors. In cases where we are aware of circumstances that may impair a specific customer’s ability to meet its financial obligations subsequent to the original sale, we will record an allowance against amounts due, and thereby reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we recognize allowances for doubtful accounts based on the length of time the receivables are past due, the current business environment and our historical experience. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. There were no material bad debt expenses recorded during the interim periods presented.

(g)       Inventories

Inventories are stated at the lower of cost or market. Cost is determined using standard cost, which approximates actual cost on a weighted average basis. Allowances for inventory write-down are considered for excess inventory generally based on inventory levels in excess of forecasted demand, as estimated by management, for each specific product. The allowance is not reversed until the inventory is sold or scrapped.

(h)       Property and Equipment

Property and equipment are stated at cost and depreciated on a straight-line method over the estimated useful lives of the assets, generally between three to five years, or the lease term of the respective assets. Leasehold improvements are recorded at cost and are amortized over the shorter of the lease term or useful lives of the assets. Maintenance and repairs are charged to expense as incurred.

(i)        Long-Lived Assets

Long-lived assets, such as property and equipment, and purchased intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2012 and 2011

(Dollars in thousands, except share and per share data)

impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary.

(j)        Deferred Financing Costs

Deferred financing costs are deferred and amortized on a straight-line basis over the term of the related loan. The revolving line of credit with Silicon Valley Bank (SVB) was paid down on July 8, 2011. The Company incurred $64 in financing costs in connection with a revolving line of credit obtained with U.S. Bank during the year ended December 31, 2011. Deferred financing costs amortized were $16 and $8 during the six months period ended June 30, 2012 and 2011, respectively, through interest expense. The balance at June 30, 2012 and December 31, 2011 relating to remaining deferred financing costs to be amortized was $32 and $48, respectively.

(k)       Revenue Recognition

The timing of revenue recognition and the amount of revenue actually recognized depends upon a variety of factors, including the specific terms of each arrangement and the nature of our deliverables and obligations. Determination of the appropriate amount of revenue recognized involves judgments and estimates that we believe are reasonable, but actual results may differ from our estimates. We recognize product revenue when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the price to the customer is fixed or determinable, and (iv) collection of the resulting receivable is reasonably assured. These criteria are usually met at the time of product shipment. Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from revenues in the consolidated statements of income.

(l)        Cost of Goods Sold

Cost of goods sold comprises the cost to manufacture our wafer-test probe card products, which consists of material cost, labor, overhead, and external nonrecurring engineering costs. Also included in cost of goods sold is the amortization of patented and developed technology, and manufacturing overhead, including costs of personnel and equipment associated with manufacturing support, product warranty costs, provisions of excess and obsolete inventories, and stock-based compensation expense for personnel engaged in manufacturing support.

(m)      Concentration of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash equivalents and trade receivables. Our cash equivalents are held in safekeeping by large, creditworthy financial institutions. Deposits in these banks may exceed the amounts of insurance provided on such deposits. To date, we have not experienced any losses on our deposits of cash and cash equivalents.

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2012 and 2011

(Dollars in thousands, except share and per share data)

We market and sell our products to a narrow base of customers and generally do not require collateral. We sell the majority of our products throughout North America and Asia. Sales to our recurring customers are generally made on open accounts. An allowance for doubtful accounts is maintained for potential credit losses. Losses historically have not been significant.

Certain components that meet our requirements are available only from a limited number of suppliers. The rapid rate of technological change and the necessity of developing and manufacturing products with short lifecycles may intensify these risks. The inability to obtain components as required, or to develop alternative sources, if and as required in the future, could result in delays or reductions in product shipments, which in turn could have a material adverse effect on our business, financial condition, results of operations, or cash flows.

(n)       Research and Development and Advertising

Research and development and advertising costs are expensed as incurred.

(o)       Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits as income tax expense.

(p)       Stock Option Plan

The Company recognizes all employee stock-based compensation as a cost in the condensed consolidated financial statements. Equity-classified awards are measured at the grant date fair value of the award. The Company estimates grant date fair value using the Black-Scholes option pricing model.

Excess tax benefits of awards that are recognized in equity related to stock option exercises are reflected as financing cash inflows. Stock-based compensation cost that has been included in income from operations amounted to $387 and $583 for the six months period ended June 30, 2012 and 2011, respectively.

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2012 and 2011

(Dollars in thousands, except share and per share data)

(q)       Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

We may, from time to time, in the ordinary course of our business enter into contractual arrangements with third parties that include indemnification obligations. Under these contractual arrangements, we have agreed to defend, indemnify, and/or hold the third party harmless from and against certain liabilities. These arrangements include indemnities in favor of customers in the event that our wafer probe cards infringe a third party’s intellectual property and our lessors in connection with facility leasehold liabilities that we may cause. In addition, we have entered into indemnification agreements with our directors and certain of our officers, and our bylaws contain indemnification obligations in favor of our directors, officers, and agents. These indemnity arrangements may limit the type of the claim, the total amount that we can be required to pay in connection with the indemnification obligation, and the time within which an indemnification claim can be made. The duration of the indemnification obligation may vary, and for most arrangements, survives the agreement term and is indefinite. We believe that substantially all of our indemnity arrangements provide either for limitations on the maximum potential future payments we could be obligated to make, or for limitations on the types of claims and damages we could be obligated to indemnify, or for both. However, it is not possible to determine or reasonably estimate the maximum potential amount of future payments under these indemnification obligations due to the varying terms of such obligations, the history of prior indemnification claims, the unique facts and circumstances involved in each particular contractual arrangement and in each potential future claim for indemnification, and the contingency of any potential liabilities upon the occurrence of events that are not reasonably determinable. We have not had any requests for indemnification under these arrangements. Our management believes that any liability for these indemnity arrangements would not be material to our accompanying consolidated financial statements. We have not recorded any liabilities for these indemnification arrangements on our consolidated balance sheets as of June 30, 2012 and December 31, 2011.

(r)        Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•          Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2012 and 2011

(Dollars in thousands, except share and per share data)

•          Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•          Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

(s)        Product Warranties

The Company provides a one-year warranty on most of its products. Estimated future warranty costs are accrued and charged to cost of goods sold in the period that the related revenue is recognized. These estimates are derived from historical data and trends of product reliability and costs of repairing and replacing defective products. To date, the Company has not incurred or accrued any significant costs related to product warranties.

(t)        Recently Issued Accounting Standards

In June 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (ASU 2011-05), to require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of equity. The Company adopted this guidance effective in the first quarter of fiscal 2012 and such adoption did not have a material impact on our condensed consolidated financial statements. No separate statement of comprehensive income is presented in the condensed consolidated financial statements, since for all periods presented, there are no components of comprehensive income, other than net income.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (ASU 2011-04), to achieve a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. GAAP and International Financial Reporting Standards. For assets and liabilities categorized as Level 3 and recognized at fair value, these amended standards require disclosure of quantitative information about unobservable inputs, a description of the valuation processes used by the entity, and a qualitative discussion about the sensitivity of the measurements. In addition, these amended standards require that we disclose the level in the fair value hierarchy for financial instruments disclosed at fair value but not recorded at fair value. ASU 2011-04 is effective for the Company in fiscal year 2013; early adoption of these standards is prohibited. The Company expects that the adoption of ASU 2011-04 will not have a material impact on its consolidated financial statements.

In December 2010, the FASB issued ASU No. 2010-28, Intangibles — Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2012 and 2011

(Dollars in thousands, except share and per share data)

or Negative Carrying Amounts, a consensus of the FASB Emerging Issues Task Force (Issue No. 10-A) (ASU 2010-28). ASU 2010-28 modifies Step 1 of the goodwill impairment test under Accounting Standards Codification (ASC) Topic 350, Intangibles — Goodwill and Other, for reporting units with zero or negative carrying amounts to require an entity to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are adverse qualitative factors, including the examples provided in ASC paragraph 350-20-35-30, in determining whether an interim goodwill impairment test between annual test dates is necessary. The ASU allows an entity to use either the equity or enterprise valuation premise to determine the carrying amount of a reporting unit. ASU 2010-28 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 for a nonpublic company. The Company adopted ASU 2010-28 in 2012, which did not have a material impact on its condensed consolidated financial statements.

(2)       Significant Risks and Uncertainties Including Business and Credit Concentrations

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents, and accounts receivable. Our cash and cash equivalents are on deposit with major financial institutions. Such deposits may be in excess of insured limits. We believe that the financial institutions that hold our cash are financially sound, and accordingly, minimal credit risk exists with respect to these balances. We have not experienced any losses due to institutional failure or bankruptcy. We perform ongoing credit evaluations of our customers and generally do not require collateral for sales on credit. We review our accounts receivable balances to determine if any receivables will potentially be uncollectible and include any amounts that are determined to be uncollectible in our allowance for doubtful accounts.

Two customers comprised 67% and 70% of the accounts receivable balance at June 30, 2012 and December 31, 2011, respectively. In addition, the same two customers represented 68% and 65% of the Company’s net sales for the six months period ended June 30, 2012 and 2011, respectively.

(3)       Inventories

Inventories consist of the following:

	June 30,
	2012	December 31,
	(unaudited)	2011
Raw materials	$5,847	$5,242
Work in process	2,440	3,267
Finished goods	692	287
Total	$8,979	$8,796

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2012 and 2011

(Dollars in thousands, except share and per share data)

(4)       Property and Equipment, Net

Property and equipment consists of the following:

	June 30,
	2012	December 31,
	(unaudited)	2011
Machineries and equipment	$13,236	$12,916
Office equipment and furniture and fixtures	2,150	1,999
Leasehold improvements	2,145	2,099
Construction in progress	2,250	563
	19,781	17,577
Less accumulated depreciation	10,293	8,544
	$9,488	$9,033

Construction in progress includes costs incurred to build a portion of our leasehold improvements and test equipment. The capitalized costs and accumulated amortization related to assets under capital leases, primarily comprised of machinery and equipment, were $3,772 and $1,950, respectively, as of June 30, 2012. The corresponding amounts were $3,652 and $1,413, respectively, as of December 31, 2011. Depreciation expense was $1,749 and $1,844 for the six months period ended June 30, 2012 and 2011, respectively.

(5)       Intangible Assets

	June 30, 2012 (unaudited)
	Weighted
	average	Gross		Net
	amortization	carrying	Accumulated	carrying
	period	amount	amortization	amount
Amortizing intangible assets:
Customer list	10 Years	$5,573	$2,206	$3,367
Technologies	11.5 Years	7,244	2,892	4,352
Trademarks	15 Years	1,681	443	1,238
Total		$14,498	$5,541	$8,957

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2012 and 2011

(Dollars in thousands, except share and per share data)

	December 31, 2011
	Weighted
	average	Gross		Net
	amortization	carrying	Accumulated	carrying
	period	amount	amortization	amount
Amortizing intangible assets:
Customer list	10 Years	$5,573	$1,927	$3,646
Technologies	11.5 Years	7,244	2,526	4,718
Trademarks	15 Years	1,681	388	1,293
Total		$14,498	$4,841	$9,657

Aggregate amortization expense for amortizing intangible assets was approximately $0.7 million for each of the six months period ended June 30, 2012 and 2011. Estimated annual amortization expense for the next five years is: $1,400 in 2012 — 2015 and $1,140 in 2016.

(6)       Fair Value Measurements

We apply the following fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs, other than the quoted prices in active markets, which are observable either directly or indirectly.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

All of the Company’s financial instruments within the scope of fair value measurement are classified within Level 3 of the fair value hierarchy because they are valued using model-based techniques that use significant assumptions not observable in the market.

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2012 and 2011

(Dollars in thousands, except share and per share data)

Liabilities measured at fair value on a recurring basis were presented on the Company’s consolidated balance sheets as of June 30, 2012 and December 31, 2011 as follows:

Fair value measurements
at reporting date using
Quoted prices
		in active	Significant
		markets for	other	Significant
	June 30,	identical	observable	unobservable
	2012	assets	inputs	inputs
	(unaudited)	(Level 1)	(Level 2)	(Level 3)
Liabilities:
Warrant liabilities	$6,763	—	—	$6,763

Fair value measurements
at reporting date using
Quoted prices
		in active	Significant
		markets for	other	Significant
		identical	observable	unobservable
	December 31,	assets	inputs	inputs
	2011	(Level 1)	(Level 2)	(Level 3)
Liabilities:
Warrant liabilities	$5,618	—	—	$5,618

The warrant liabilities are based on the fair value of the underlying shares of the common stock of the Company. The fair value of the Company’s common stock is determined by the board of directors using a valuation model requiring subjective assumptions, such as estimates of discount rates and projections of future cash flows, among other factors.

Because of the inherent uncertainty of valuations, estimated fair value may differ significantly from the value that would have been used had a ready market value for the securities existed, and the differences could be material.

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2012 and 2011

(Dollars in thousands, except share and per share data)

The following table presents a rollforward of the fair value of Level 3 (significant unobservable inputs) liabilities for the six months period ended June 30, 2012 and 2011:

Warrant
liabilities
Balance at December 31, 2010	$3,855
Total unrealized loss included in income	645
Balance at June 30, 2011 (unaudited)	$4,500
Balance at December 31, 2011	$5,618
Total unrealized loss included in income	1,145
Balance at June 30, 2012 (unaudited)	$6,763

(7)                     Accrued Liabilities

Accrued liabilities consisted of the following:

	June 30,
	2012	December 31,
	(unaudited)	2011
Accrued bonus	$377	$747
Accrued commissions	120	126
Accrued payroll	754	702
Warrant liabilities	6,763	5,618
Accrued vacation	1,218	1,159
Other	3,719	2,353
	$12,951	$10,705

(8)                     Long-Term Debt and Credit Arrangements

(a)                      Line of Credit

At December 31, 2010, the Company had a revolving line of credit with SVB with available credit of $7 million and an outstanding balance of $2,268. Interest was charged at the prime interest rate plus 0.75%. The weighted average interest rate for 2010 was 4.00%.

On July 8, 2011, the Company fully paid off the outstanding balance on the revolving line of credit with SVB and obtained a revolving line of credit from U.S. Bank in the amount of $17.5 million, which matures on August 1, 2013. The amount outstanding at June 30, 2012 was $2.5 million. Interest on the line of credit is LIBOR plus 2.0%. The weighted average interest rate for the six months ended June 30, 2012 was 2.43%.

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2012 and 2011

(Dollars in thousands, except share and per share data)

The line of credit is secured by substantially all of Company’s assets. The Company is also subject to certain covenants, including financial covenants, under the revolving lines of credit. Financial covenants require the Company to maintain a debt coverage ratio of no less than 1.3 and tangible net worth greater than $9 million. The Company was in compliance with all covenants as of June 30, 2012 and December 31, 2011.

(b)                      Notes Payable

In September 2010, the Company entered into a $3 million term loan facility with SVB, with a fixed interest rate of 5.75%, maturing in September 2013, payable in thirty-six equal monthly payments. The amount outstanding at December 31, 2010 was $2,750.

On July 8, 2011, the Company repaid the facility.

(c)                       Warrants

As part of the credit arrangements with SVB, SVB was granted a warrant to purchase thirty thousand shares of the Company’s preferred stock at a price per share of $1.00. In addition, Gemini Investors were granted a warrant to purchase 1.8 million shares of the Company’s common stock at a price per share of $0.01. The Gemini warrants have a put option whereby the Company may be required to repurchase them. Upon issuance of the warrants, the Company valued the warrants at $729. The fair value of the warrant liability at June 30, 2012 and December 31, 2011, which is included within accrued liabilities on the condensed consolidated balance sheets, was $6,763 and $5,618, respectively. In conjunction with this, $1,145 and $645 have been included in interest expense in the condensed consolidated statements of income for the six month periods ended June 30, 2012 and 2011, respectively, related to losses resulting from the change in fair value of the warrant liability. The warrants include “piggyback” and an “S-3” registration right and antidilution provisions in parity with those given to the Company’s current investors. The warrants are exercisable within ten years from the date of issuance.

(9)                    Income Taxes

Astria recorded income tax expense of $1.6 million for the six months ended June 30, 2012. For the six months ended June 30, 2011, the Company recorded income tax expense of $0.9 million. The increase in the tax expense in 2012 was primarily due to the expiration of federal Research and Development (R&D) credits in 2012 and a reduction in the Company’s unrecognized tax benefits in fiscal year 2011 due to settlement.  The Company records a valuation allowance against deferred tax assets when it is considered more likely than not that all or a portion of deferred tax amounts will not be realized.  No valuation allowance was recorded as of June 30, 2012 and December 31, 2011.

As of June 30, 2012 and December 31, 2011, Astria had gross unrecognized tax benefits of $1.8 million and $1.8 million, respectively. As of June 30, 2012 and December 31, 2011, the combined amount of accrued interest and penalties related to uncertain tax positions included in income tax obligations on Astria’s balance sheet was approximately $57 thousand and $44 thousand, respectively.

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2012 and 2011

(Dollars in thousands, except share and per share data)

(10)              Stockholders’ Equity and Convertible Preferred Stock

(a)                      Common Stock

The Company is authorized to issue 60,000,000 shares of $0.001 par value common stock. As of June 30, 2012 and December 31, 2011, the Company has 1,171,689 and 1,160,968 shares of common stock issued and outstanding, respectively. All common stock has equal voting rights, are nonassessable, have one vote per share, and entitle stockholders to receive dividends, if declared and are subordinated to the Series A Preferred stockholders.

(b)                      Convertible Preferred Stock

In July 2008, the board of directors approved the authorization of 25,000,000 shares of par value $0.001 Series A Convertible Preferred Stock. As of June 30, 2012 and December 31, 2011, the Company has 19,500,000 shares of Series A Convertible Preferred Stock issued and outstanding. The preferred stock has liquidation priority rights over all other stockholders. The preferred stock can be converted at any time at the option of the stockholder, but will convert automatically, if and when the Company files an initial public offering, into the Company’s common stock. In conjunction with the issuance of Series A Convertible Preferred Stock, the Company issued warrants to purchase common or preferred stock as described in the warrant table below.

Holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the board of directors, out of assets legally available, prior and in preference to any declaration or payment of any dividend on the common stock, dividends at the annual rate of $0.08 per share of Series A Preferred Stock, as adjusted for any stock splits, reverse stock splits, stock dividends, and similar recapitalization events. Such dividends shall not be cumulative.

Voting Rights

Each holder of the Series A Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible.

Conversion Rights

Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time into a number of shares of common stock. The number of shares of common stock into which the Series A Preferred Stock can be converted into is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. Shares of Series A Preferred Stock shall be automatically converted into shares of common stock, at the then effective conversion price, upon the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of the Series A Preferred Stock or the closing of a firm commitment underwritten public offering pursuant to an effective registration.

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2012 and 2011

(Dollars in thousands, except share and per share data)

(c)                       Warrants

The number of common stock warrants outstanding as of June 30, 2012 and December 31, 2011 are as follows:

	Number of
	shares		Expiration
Summary of outstanding warrants	Exercisable	Exercise price	Date
Issued in connection with Gemini financing	1,800,000	$0.01	7/15/2018
Issued in connection with MPI acquisition	2,000,000	0.01	7/15/2013
Total warrants outstanding	3,800,000

The number of Series A Preferred Stock warrants outstanding as of June 30, 2012 and December 31, 2011 are as follows:

	Number of
	shares		Expiration
Summary of outstanding warrants	exercisable	Exercise price	date
Issued in connection with SVB financing	30,000	$1.00	7/9/2018
Issued in connection with MPI acquisition	1,800,000	1.00	7/15/2015
Total warrants outstanding	1,830,000

(d)                      Noncontrolling Interest

In early 2009, the Company was notified that Chinese law currently has limits on foreign ownership of certain businesses, which prohibit non-Chinese persons from having direct ownership interests. To comply with these foreign ownership restrictions, the Company created MicroProbe Hong Kong Limited (MPHK) whereby MicroProbe Technology (Suzhou) Limited (MPCN) is its wholly owned subsidiary and the proportionate amounts of MPHK shares are allocated to the various employees of MPCN. MPHK is administered by an elected representative of MPCN management team to vote, issue, and repurchase these shares. The Company will continue to have the ability to substantially influence MPCN’s daily operations and financial affairs, since the Company is able to appoint its senior executives and approve all matters requiring stockholder approval.

Noncontrolling interests at June 30, 2012 and December 31, 2011 were $1,046 and $919, respectively.

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2012 and 2011

(Dollars in thousands, except share and per share data)

(11)              Stock Options

The Company applies the fair value recognition and measurement provisions of ASC Topic 718, Compensation — Stock Compensation (ASC 718). Stock-based compensation is recorded at fair value as of the grant date and recognized as an expense over the employee’s requisite service period (generally, the vesting period). Under ASC 718, the Company estimates the fair value of stock options granted using a Black-Scholes option pricing model and a multiple option award approach. This model utilizes the estimated fair value of common stock and requires that, at the date of grant, the Company uses the expected term of the option, the expected volatility of the price of its common stock, risk-free interest rates, and expected dividend yield of the Company’s common stock. Under the multiple option award approach, each option award is divided into each vesting tranche. The fair value of each option award tranche is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. Options typically vest with respect to 25% of the shares one year after the options’ vesting commencement date and the remainder ratably on a monthly basis over the following three years.

In valuing share-based awards under ASC 718, significant judgment is required in determining the expected volatility of the Company’s common stock and the expected term individuals will hold their share-based awards prior to exercising. Annually, the Company makes predictive assumptions regarding future stock price volatility, employee exercise behavior, dividend yield, and the forfeiture rate. The Company estimates the future stock price volatility using the historical volatility of similar publicly traded companies within the semiconductor industry, over the expected term of the option. The expected term assumption of six years for the six months periods ended June 30, 2012 and 2011 was derived using the simplified method due to lack of available historical exercise information. The risk-free interest rate for periods during the expected term of the options is based on the U.S. Treasury zero-coupon yield curve in effect at the time of the grant.

In the future, as the Company gains historical data for volatility in its stock and the actual term employees hold their options, expected volatility and expected term may change, which could substantially change the grant-date fair value of future awards of stock options and ultimately the expense the Company records.

(a)                      Stock Option Plans

Upon the acquisition of MPI in July 2008, the Company implemented the 2008 Stock Option Plan (Astria Plan) and converted all outstanding options under the TMMC Plan at a rate of 6.67 to 1 based on fair value of options exchanged. This plan was amended in October 2010 to increase the Company’s authorized shares to 5,696,391. Under the Astria Plan, eligible employees may purchase stock options, stock appreciation rights, restricted shares, and stock units. Options granted are exercisable over a maximum term of 10 years from the date of the grant and generally vest over a period of 4 years, where 25% vest on the first anniversary and monthly vesting thereafter.

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2012 and 2011

(Dollars in thousands, except share and per share data)

Shares available for future issuance under the Astria Plan are as follows:

	June 30,
	2012	December 31,
	(unaudited)	2011
Available as of beginning of year	206,249	857,090
Grants	(58,000)	(842,765)
Cancellations	219,341	191,924
Available as of end of year	367,590	206,249

Data pertaining to stock option activity under the Astria Plan was as follows:

			Weighted
			average
			remaining
		Weighted	contractual	Aggregate
	Number	average	term	intrinsic
	of shares	exercise price	(in years)	value
Outstanding — December 31, 2010	4,622,945	$0.59	—	$—
Granted	842,765	1.65	—	—
Exercised	(37,552)	0.35	—	—
Canceled or expired	(191,924)	1.01	—	—
Outstanding — December 31, 2011	5,236,234	0.77	—	—
Granted	58,000	2.00
Exercised	(33,637)	0.33
Canceled or expired	(219,341)	0.75
Outstanding — June 30, 2012	5,041,256	0.78	7.22	15,052,150
Options vested and expected to vest as of June 30, 2012	4,993,256	0.78	7.22	14,950,441
Options vested and exercisable as of June 30, 2012	3,741,323	0.58	6.93	11,930,580

The total intrinsic value of options exercised in the six months periods ended June 30, 2012 and 2011 was $85 and $14, respectively. The total fair value of shares vested during the six months periods ended June 30, 2012 and 2011 was $6 and $7, respectively.

As of June 30, 2012, there was $549 of total unrecognized compensation cost related to nonvested stock options, which is expected to be recognized over a weighted average period of 1.05 years.

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2012 and 2011

(Dollars in thousands, except share and per share data)

The following table summarizes information about stock options outstanding under the option plan as of June 30, 2012:

	Options outstanding			Options vested
		Weighted		and exercisable
		average	Weighted		Weighted
	Number of	remaining	average		average
	shares	contractual	exercise	Number of	exercise
Exercise price	outstanding	life (years)	price	shares	price
$0.13	347,576	5.20	$0.13	347,576	$0.13
0.33	2,662,787	6.71	0.33	2,473,607	0.33
0.43	61,500	7.56	0.43	37,882	0.43
1.25	1,086,515	8.04	1.25	560,565	1.25
1.70	33,000	8.33	1.70	14,382	1.70
1.85	656,378	8.51	1.85	272,918	1.85
1.90	135,500	8.95	1.90	34,393	1.90
2.00	58,000	7.99	2.00	—	—
Total	5,041,256			3,741,323

The weighted average grant date fair value of options granted in the six months periods ended June 30, 2012 and 2011 on a per-share basis was approximately $2.22 and $1.46, respectively.

(b)                      Stock-Based Compensation

The following table summarizes stock-based compensation expense recorded in the six months periods ended June 30, 2012 and 2011:

	June 30,	June 30,
	2012	2011
	(unaudited)	(unaudited)
Cost of goods sold	$186	$119
Research and development	35	82
Selling and marketing	51	104
General and administrative	115	278
Total share-based compensation	$387	$583

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2012 and 2011

(Dollars in thousands, except share and per share data)

The fair value of each new option awarded is estimated on the grant date using the Black-Scholes valuation model using the assumptions noted as follows:

Six months period ended June 30
	2012	2011
Volatility	63.50% – 69.80%	63.00% – 70.10%
Expected dividend yield	—	—
Risk-free rate	0.78 – 1.44	1.51 – 2.34
Expected term (in years)	4.8 – 8.05	4.79 – 8.10

(12)              Commitments and Contingencies

(a)                      Legal Proceeding

On July 14, 2010, FormFactor, Inc. (FormFactor) filed a patent infringement, breach of confidence, and unfair competition case against the Company’s wholly owned subsidiary, MPI and an employee of the Company. The lawsuit claims that there were infringements on certain patents that cover aspects of FormFactor’s proprietary technology and wafer probe cards. The complaint seeks both injunctive relief and money damages. The Company believes that these claims are without merit and it intends to vigorously defend its position. Because of the uncertainties associated with the litigation described above, management cannot at this stage estimate the impact of the ultimate resolution of the litigation. It is in the opinion of the Company’s management, that it is reasonably possible that the ultimate resolution could have a material adverse impact on the consolidated financial statements of the Company.

(b)                      Leases

The Company leases office space and equipment under several noncancelable operating and capital leases with various expiration dates through 2016. Rent expense was $383 and $340 for the six months periods ended June 30, 2012 and 2011, respectively.

On December 23, 2010, the Company amended a lease agreement with a landlord to lease approximately 16,034 square feet of additional space in a building located in San Jose, California. The lease term is 5 years beginning on May 1, 2011 and ending on April 30, 2016. This leased facility is currently used primarily for the Company’s sales, marketing, finance, and administrative activities.

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2012 and 2011

(Dollars in thousands, except share and per share data)

Future minimum lease payments under noncancelable operating and capital leases as of June 30, 2012 are as follows:

	Capital	Operating
	leases	leases
Year ending December 31:
2012	$398	$384
2013	593	686
2014	297	598
2015	24	418
2016	24	140
Thereafter	2	—
Total minimum lease payments	1,338	$2,226
Less amount representing interest	(29)
Present value of net minimum capital lease payments	1,309
Less current installments of obligations under capital leases	(669)
Obligations under capital leases, excluding current installments	$640

(13)              Employee Retirement Plan

The Company has a 401(k) defined-contribution retirement plan (401(k) Plan) covering all eligible employees. The 401(k) Plan provides for voluntary employee contributions from 1% to 25% of annual compensation. The Company can match up to 25% of the first 6% of compensation contributed to the 401(k) Plan. Total matching contributions were $147 and $100 for the six months period ended June 30, 2012 and 2011.

(14)              Related-Party Transactions

The lessor of the Company’s Carlsbad facility is a shareholder of the Company. Total rental expense was $95 for each of the six months periods ended June 30, 2012 and 2011. At June 30, 2012 and December 31, 2011, the Company had no indebtedness to this related party.

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2012 and 2011

(Dollars in thousands, except share and per share data)

(15)             Subsequent Events

On May 10, 2012, the Company entered into a preliminary agreement to acquire all of the capital stock of Will Technology Co., Ltd. in cooperation with the GWF Fund of SkyLake Incuvest and Co. (GWF Fund), subject to satisfaction of certain conditions. This acquisition of Will Technology Co. was ultimately not consummated and subsequently, the agreement expired on September 3, 2012. Since the deal was not consummated, Will Technology Co. has made a claim to the Company for the recovery of legal expenses incurred in conjunction with the planned transaction, which is not material to the Company.

On September 29, 2012, the Company paid off and terminated the revolving line of credit with US Bank.

On October 16, 2012, MicroProbe, Inc. acquired 30% ownership from minority interest of MicroProbe Hong Kong, for total consideration of $1.82 million.

On October 16, 2012, Astria Semiconductor Holding, Inc. merged with and into an indirect wholly owned subsidiary of FormFactor with Astria continuing as the surviving corporation and as an indirect wholly owned subsidiary of FormFactor (the Merger). Under the terms of the Merger Agreement, the consideration to be paid by FormFactor to the Company’s security holders consists of a) $100 million in cash, subject to increase or decrease based on the Company’s working capital as of the consummation of the Merger relative to an agreed-upon target and b) 3,020,944 shares of FormFactor’s common stock.

The completion of the Merger was subject to customary conditions, including without limitation, (i) approval of the Merger by FormFactor’s stockholders; (ii) expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (iii) receipt of other required foreign antitrust approvals, if any.

Additionally, on October 16, 2012, in conjunction with the Merger, the Company and FormFactor settled the July 14, 2010 patent infringement litigation (see note12a).

The Company has evaluated subsequent events from the balance sheet date through December 21, 2012, the date at which the consolidated financial statements were available to be issued, and determined that other than the disclosure above there are no other items to disclose.